AMERICAN TOWER SYSTEMS

FOR IMMEDIATE RELEASE             Contact:  Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                            Tel:  (617) 375-7500

                             AMERICAN TOWER SYSTEMS
                    TO MERGE WITH AMERICAN TOWER CORPORATION


Boston,  Massachusetts--December  15,  1997--American  Tower Systems Corporation
(ATS), a wholly-owned  subsidiary of American Radio Systems  Corporation  (NYSE:
AFM), announced today that it has reached an agreement to merge American Tower Corporation (ATC) into ATS. American Tower Corporation, based in Houston, owns and/or operates over 750 communications towers in 32 states, with significant regional concentrations in California, Texas and along the Gulf Coast.

ATS will issue in the merger shares of common stock representing 35% of ATS' pro forma capital stock to be outstanding after giving effect to the previously announced merger of Gearon and Co., Inc. into ATS and a proposed private placement of $80.0 million of ATS common stock, and to all ATS existing and proposed stock options. The transaction, which is subject to regulatory approval, is expected to be consummated in the first half of 1998. ATS will be the surviving corporation and will be renamed American Tower Corporation effective with the closing. Fred Lummis, Chief Executive Officer of ATC, and Randall Mays, Chief Financial Officer of Clear Channel Communications, Inc., will join the Board of Directors of ATS. Clear Channel Communications currently owns a 31% interest in ATC.

Steve Dodge, CEO of ATS, stated, "American Tower Corporation is a rapidly growing company with terrific assets, talented management and a strong orientation to customer service. We are delighted to have the opportunity to combine their strengths with our own, and we believe that the new American Tower Corporation will be uniquely positioned to benefit its customers, its people and ultimately its shareholders. At the same time, we would like to remind shareholders that in the early going we intend to invest heavily in customer relationships, new tower development and in the creation of a deep and talented management team. In doing so, we will be de-emphasizing -- at least initially -- a tidy and predictable quarterly earnings story."

Fred Lummis, CEO of ATC, commented, "American Tower Systems represents the ideal merger partner for our company because of its quality people, assets and cash flow. This combination will provide a strategic platform from which to participate in the long-term growth of the wireless industry. We are now poised to be a leading player in the tower business."

ATS develops, acquires, manages and markets antenna sites for the wireless communications industry. Assuming the closing of all announced transactions, including the ATC merger, ATS will own and/or manage over 1,750 communications sites throughout the United States. ATS is headquartered in Boston and maintains regional offices in Connecticut, New Jersey, Pennsylvania, Washington, D.C., Virginia, South Carolina, Florida, Texas and California.

On September 19, 1997, American Radio Systems entered into a merger agreement with CBS Corporation pursuant to which its radio operations will become a wholly owned subsidiary of CBS. Consummation of the transaction is subject to regulatory approval. Around the same time and as a condition of the CBS merger, American Radio Systems will distribute to its common shareholders the stock of ATS.